UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 3, 2012

iStar Financial Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-15371	95-6881527
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1114 Avenue of the Americas, 39th Floor New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 930-9400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	Other Events.

On May 3, 2012, iStar Financial Inc. (the “Company”) announced that it has commenced an offering of $250 million aggregate principal amount of its senior unsecured notes due 2017 in a private offering (the “Offering”) to “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act, subject to market conditions.  This notice is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the notes.  The notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

In its preliminary offering memorandum, dated May 3, 2012, relating to the Offering, the Company included the following recent development:

•                  On April 30, 2012, the Company completed the sale of a portfolio of 12 net lease assets for $130.6 million in net proceeds and estimates it will record a gain of approximately $24 million resulting from the transaction.  Certain of the properties were subject to a $50.8 million secured term loan that was repaid in full at closing with a portion of the net sales proceeds, providing the Company with $79.8 million of proceeds after debt repayment.

The information in this Current Report, including the exhibit hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.  The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, unless it is specifically incorporated by reference therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

iSTAR FINANCIAL INC.

Date: May 3, 2012	By:	/s/ Jay Sugarman
Jay Sugarman
Chairman and Chief Executive Officer

Date: May 3, 2012	By:	/s/ David DiStaso
David DiStaso
Chief Financial Officer